UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2007

(Exact name of Registrant as specified in its charter)

Nevada	0-24806	62-1378182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road Chattanooga, TN	37421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 510-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
On June 5, 2007, U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), upon approval from the Compensation Committee of the Board of Directors (the "Committee"), approved a salary increase and granted shares of restricted stock to Michael S. Walters, Chief Executive Officer of Arnold Transportation Services, Inc., a Pennsylvania corporation ("Arnold"), one of the subsidiaries of the Company.  As Chief Executive Officer of Arnold, Mr. Walters has full P&L responsibility for Arnold.  The Committee approved an increase in Mr. Walters' base salary to $345,000, effective April 1, 2007, with future adjustments in the discretion of the Committee.  In setting Mr. Walters' salary, the Committee considered Mr. Walters' qualifications and experience, including, but not limited to, Mr. Walters' industry knowledge and the quality and effectiveness of Mr. Walters' leadership, scope of responsibilities, past performance, and future potential of providing value to the Company's stockholders.  The Committee also approved a restricted stock award of 10,000 shares to Mr. Walters, under the Company's 2006 Omnibus Incentive Plan (the "Plan"), previously filed as Appendix A to the Company's Proxy Statement for its 2006 Annual Meeting of Stockholders on April 5, 2006.  The Committee established Mr. Walters' restricted stock award after considering a variety of factors, including the performance of Mr. Walters, Arnold, and the Company.  One-third of the restricted stock award will vest on each of the third through fifth anniversaries of the date of the grant.  The primary purpose of this delayed time vesting is retention.  The secondary purpose is further alignment with stockholder interests.  The restricted stock award contains forfeiture provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. XPRESS ENTERPRISES, INC.

Date: June 11, 2007	By:	/s/ Ray M. Harlin
Ray M. Harlin Chief Financial Officer